Exhibit 99.4

Dear Valued Depositor:

We are pleased to announce that the Boards of Directors of Newton Federal Bank, Community First Bancshares, Inc. and Community First Bancshares, MHC have voted unanimously in favor of a plan of conversion and reorganization (the “Plan”) whereby Community First Bancshares, MHC will convert from the mutual holding company form to the full stock form of organization. We are converting to, among other things, enhance our capital and to transition to a more familiar and flexible organizational structure that will better support our long-term growth. Enclosed you will find a Prospectus, a Proxy Statement and a Questions and Answers Brochure describing the proxy vote, the offering and the Plan.

THE PROXY VOTE

Your vote is extremely important for us to meet our goals. We must receive approval of our depositors to implement the Plan. NOT VOTING YOUR ENCLOSED PROXY CARD(S) WILL HAVE THE SAME EFFECT AS VOTING ‘‘AGAINST’’ THE PLAN. Note that you may receive more than one Proxy Card, depending on the ownership structure of your accounts at Newton Federal Bank. Please vote all the Proxy Cards you receive — none are duplicates! To cast your vote, please sign each Proxy Card and return the card(s) in the Proxy Reply Envelope provided. Alternatively, you may vote by telephone or the Internet by following the simple instructions on the Proxy Card.

Our Board of Directors urges you to vote ‘‘FOR’’ the proposal.

Please note:

•	The proceeds resulting from the sale of stock will support our business strategy.

•

There will be no change to balances, interest rates or other terms of your accounts at Newton Federal Bank as a result of the conversion. Deposit accounts will not be converted to stock. Your deposit accounts will continue to be insured by the FDIC, up to the maximum legal limits.

•	You will continue to enjoy the same services with the same Board of Directors, management and staff.

•	Voting does not obligate you to purchase shares of common stock in our offering.

THE STOCK OFFERING

As an eligible depositor of Newton Federal Bank, you have non-transferable rights, but no obligation, to purchase shares of common stock during our Subscription Offering before any shares are made available for sale to the general public. The common stock is being offered at $10.00 per share, and there will be no sales commission charged to purchasers during the offering. Eligible depositors of Newton Federal Bank include former depositors of Affinity Bank who had eligible deposit accounts on the eligibility record date; these depositors are deemed to have opened their accounts at Newton Federal Bank on the dates such accounts were opened at Affinity Bank.

Please read the enclosed materials carefully. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it with full payment, in the Stock Order Reply Envelope provided. You may submit your Stock Order Form by overnight delivery to the indicated address on the Stock Order Form, by hand delivery to either our Stock Information Center, which is located at Newton Federal Bank’s main office located at 3175 Highway 278, Covington, Georgia or our Atlanta office, which is located at 400 Galleria Parkway SE, Suite 900, Atlanta, Georgia, or by mail using the Stock Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) before 4:00 p.m., Eastern Time, on [expiration date]. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

I invite you to consider this opportunity to share in our future. Thank you for your continued support as a Newton Federal Bank customer.

Sincerely,

Edward J. Cooney

Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center at 1-(xxx) xxx-xxxx,

from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except bank holidays.

M

Dear Friend:

I am pleased to tell you about an investment opportunity. Affinity Bancshares, Inc., newly formed to become the parent holding company of Newton Federal Bank, is offering shares of its common stock for sale at a price of $10.00 per share. No sales commission will be charged to purchasers during the offering.

Our records indicate that you were a depositor as of the close of business on June 30, 2019 whose account(s) was/were closed thereafter. As such, you have non-transferable rights, but no obligation, to purchase shares of common stock during our Subscription Offering before any shares are made available for sale to the general public. Eligible depositors of Newton Federal Bank include former depositors of Affinity Bank who had eligible deposit accounts on the eligibility record date; these depositors are deemed to have opened their accounts at Newton Federal Bank on the dates such accounts were opened at Affinity Bank.

Please read the enclosed Prospectus and related materials carefully before making an investment decision. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it with full payment, in the Stock Order Reply Envelope provided. You may submit your Stock Order Form by overnight delivery to the indicated address on the Stock Order Form, by hand delivery to either our Stock Information Center, which is located at Newton Federal Bank’s main office located at 3175 Highway 278, Covington, Georgia or our Atlanta office, which is located at 400 Galleria Parkway SE, Suite 900, Atlanta, Georgia, or by mail using the Stock Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) before 4:00 p.m., Eastern Time, on [expiration date]. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the enclosed Prospectus and Questions and Answers Brochure, or call our Stock Information Center at the number shown below.

I invite you to consider this opportunity to share in our future as an Affinity Bancshares, Inc. stockholder.

Sincerely,

Edward J. Cooney

Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center at 1-(xxx) xxx-xxxx,

from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except bank holidays.

F

Dear Interested Investor:

I am pleased to tell you about an investment opportunity. Pursuant to a Plan of Conversion and Reorganization, our organization will convert from the mutual holding company form of organization to the stock holding company form of organization. To accomplish the conversion, Affinity Bancshares, Inc., newly formed to become the parent company of Newton Federal Bank, is offering shares of its common stock. Enclosed you will find a Prospectus and a Questions and Answers Brochure describing the conversion and offering.

As an eligible depositor of Newton Federal Bank, you have non-transferable rights, but no obligation, to purchase shares of common stock during our Subscription Offering before any shares are made available for sale to the general public. The common stock is being offered at $10.00 per share, and there will be no sales commission charged to purchasers during the offering. Eligible depositors of Newton Federal Bank include former depositors of Affinity Bank who had eligible deposit accounts on the eligibility record date; these depositors are deemed to have opened their accounts at Newton Federal Bank on the dates such accounts were opened at Affinity Bank.

Please read the enclosed materials carefully before making an investment decision. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it with full payment, in the Stock Order Reply Envelope provided. You may submit your Stock Order Form by overnight delivery to the indicated address on the Stock Order Form, by hand delivery to either our Stock Information Center, which is located at Newton Federal Bank’s main office located at 3175 Highway 278, Covington, Georgia or our Atlanta office, which is located at 400 Galleria Parkway SE, Suite 900, Atlanta, Georgia, or by mail using the Stock Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) before 4:00 p.m., Eastern Time, on [expiration date]. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

I invite you to consider this opportunity to share in our future as an Affinity Bancshares, Inc. stockholder.

Sincerely,

Edward J. Cooney

Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center at 1-(xxx) xxx-xxxx,

from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except bank holidays.

C

Dear Sir/Madam:

Performance Trust Capital Partners, LLC, has been retained by Affinity Bancshares, Inc. as marketing agent in connection with the offering of Affinity Bancshares, Inc. common stock.

At the request of Affinity Bancshares, Inc., we are enclosing materials regarding the offering of shares of Affinity Bancshares, Inc. common stock. Included in this package is a Prospectus describing the stock offering. We encourage you to read the enclosed information carefully, including the “Risk Factors” section of the Prospectus.

Sincerely,

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

D

Questions and Answers

About Our Plan of Conversion and

Reorganization and Related Stock Offering

This pamphlet answers questions about our plan of conversion and reorganization and related stock offering. Investing in shares of common stock involves certain risks. Before making an investment decision, please read the enclosed Prospectus carefully, including the “Risk Factors” section.

GENERAL — THE CONVERSION

Our Board of Directors has determined that the plan of conversion and reorganization is in the best interests of our organization, our customers and the communities we serve.

Q.	What is the plan of conversion and reorganization?

A.

Under our Plan of Conversion and Reorganization (the “Plan”), our organization is converting from the partially public mutual holding company form of organization to the fully public stock holding company form of organization. Community First Bancshares, MHC owns 53.8% of the common stock of Community First Bancshares, Inc. (“Community First Bancshares”). The remaining 46.2% of the common stock is owned by public stockholders. As a result of the conversion, our newly formed corporation, named Affinity Bancshares, Inc. (“Affinity Bancshares”) will own Newton Federal Bank. Shares of common stock of Affinity Bancshares representing the ownership interest of Community First Bancshares, MHC in Community First Bancshares are currently being offered for sale.

At the completion of the conversion, public stockholders of Community First Bancshares will exchange their shares of common stock for newly issued shares of common stock of Affinity Bancshares, maintaining their approximate percentage ownership in our organization immediately prior to the conversion, as adjusted for assets (other than shares of Affinity Bancshares common stock) held by Community First Bancshares, MHC.

At the completion of the conversion, 100% of the common stock of Affinity Bancshares will be owned by public. Community First Bancshares, MHC’s shares of Community First Bancshares will be cancelled, and Community First Bancshares and Community First Bancshares, MHC will cease to exist.

Q.	What are the reasons for the conversion and offering?

A.

Our primary reasons for the conversion and offering are: to enhance our capital position; to improve the trading liquidity of our shares of common stock; and to transition Newton Federal Bank to a more familiar and flexible holding company structure.

Q.	Will customers notice any change in the day-to-day activities of Newton Federal Bank as a result of the conversion and offering?

A.

No. It will be business as usual. The conversion is an internal change in our corporate structure. There will be no change to our Board of Directors, management, and staff as a result of the conversion. Newton Federal Bank will continue to operate as an independent bank.

Q.	Will the conversion and offering affect customers’ deposit accounts or loans?

A.

No. The conversion and offering will not affect the balance or terms of deposits or loans, and deposits will continue to be federally insured by the Federal Deposit Insurance Corporation, up to the maximum legal limits.

THE PROXY VOTE

Although we have received regulatory approval, the Plan is also subject to approval by stockholders and eligible depositors.

Q.	Why should I vote “FOR” the Plan?

A.

Your vote “For” the proposal is extremely important to us. Each voting depositor of Newton Federal Bank received a Proxy Card attached to a Stock Order Form. These packages also include a Proxy Statement describing the Plan, which cannot be implemented without stockholder and depositor approval.

Voting does not obligate you to purchase common stock during the offering.

Q.	Who is eligible to vote on the Plan?

A.

Newton Federal Bank depositors as of the close of business on                     , 2020 are entitled to vote (provided that they continue to be depositors as of the date of the Special Meeting). This includes former depositors of Affinity Bank, which recently has been merged into Newton Federal Bank, who remained depositors of Newton Federal Bank as of the voting record date (provided that they continue to be depositors as of the date of the Special Meeting).

Q.	What happens if I don’t vote?

A.

Your vote is very important. Not voting the Proxy Cards you receive will have the same effect as voting “Against” the proposal. Without sufficient favorable votes, we cannot proceed with the conversion and related stock offering.

Q.	How do I vote?

A.

Mark your vote, sign each Proxy Card enclosed and return the card(s) in the enclosed Proxy Reply Envelope. Alternatively, you may vote by Internet or telephone, by following the simple instructions on the Proxy Card. PLEASE VOTE PROMPTLY. NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PROPOSAL. Telephone and Internet voting are available 24 hours a day.

Q.	How many votes are available to me?

A.

Depositors at the close of business on                     , 2020 are entitled to one vote for each $100 or fraction thereof on deposit. However, no depositor may cast more than 1,000 votes per account registration. For security purposes, Proxy Cards are not imprinted with your number of votes; however, votes will be automatically tallied by computer.

Q.	Why did I receive more than one Proxy Card?

A.

If you had more than one deposit account on                     , 2020, you may have received more than one Proxy Card, depending on the ownership structure of your accounts. There are no duplicate cards — please promptly vote all the Proxy Cards sent to you.

Q.	More than one name appears on my Proxy Card. Who must sign?

A.

The name(s) reflect the title of your deposit account. Proxy Cards for joint accounts require the signature of only one of the account holders. Proxy Cards for trust or custodian accounts must be signed by the trustee or the custodian, not the listed beneficiary.

THE STOCK OFFERING AND

PURCHASING SHARES

Q.	How many shares are being offered and at what price?

A.

Affinity Bancshares, Inc. is offering for sale between 2,380,000 and 3,220,000 shares of common stock at $10.00 per share, subject to increase to 3,703,000 shares. No sales commission will be charged to purchasers.

Q.	Who is eligible to purchase stock during the stock offering?

A.

Pursuant to our Plan, non-transferable rights to subscribe for shares of Affinity Bancshares, Inc. common stock in the Subscription Offering have been granted in the following descending order of priority:

Priority #1 — Depositors of Newton Federal Bank or the former Affinity Bank with aggregate balances of at least $50 at the close of business on June 30, 2019;

Priority #2 — Our tax-qualified employee benefit plans;

Priority #3 — Depositors of Newton Federal Bank with aggregate balances of at least $50 at the close of business on                         , 2020; and

Priority #4 — To depositors of Newton Federal Bank at the close of business on                     , 2020.

Eligible depositors of Newton Federal Bank include certain former depositors of Affinity Bank. These depositors are deemed to have opened their accounts at Newton Federal Bank on the date such accounts were opened at Affinity Bank.

Shares not sold in the Subscription Offering may be offered for sale to the general public through a community offering.

Q.

I am eligible to subscribe for shares of common stock in the Subscription Offering but am not interested in investing. May I allow someone else to use my Stock Order Form to take advantage of my priority rights?

A.

No...subscription rights are non-transferable! Only those eligible to subscribe in the Subscription Offering, as listed above, may purchase shares in the Subscription Offering. Subject to limited exceptions, to preserve subscription rights, the shares may only be registered in the name(s) of eligible account holder(s). On occasion, unscrupulous people attempt to persuade account holders to transfer subscription rights, or to purchase shares in the offering based on an understanding that the shares will be subsequently transferred to others. Participation in such schemes is against the law and may subject involved parties to prosecution. If you become aware of any such activities, please notify our Stock Information Center promptly so that we can take the necessary steps to protect our eligible account holders’ subscription rights in the offering.

Q.	How may I buy shares during the Subscription Offering?

A.

Shares can be purchased by completing a Stock Order Form and returning it, with full payment, so that it is received (not postmarked) before the offering deadline. Delivery of a Stock Order Form may be made by mail using the Stock Order Reply Envelope provided, by overnight delivery to the indicated address on the Stock Order Form, or by hand delivery to our Stock Information Center, which is located at Newton Federal Bank’s main office located at 3175 Highway 278, Covington, Georgia. You may also hand-deliver stock order forms to our Atlanta office, which is located at 400 Galleria Parkway SE, Suite 900, Atlanta, Georgia. You may not hand-deliver stock order forms to our other offices.

Q.	What is the deadline for purchasing shares?

A.

To purchase shares in the Subscription Offering, you must deliver a properly completed, signed Stock Order Form, with full payment, so that it is received (not postmarked) before 4:00 p.m., Eastern Time, on [expiration date]. Acceptable methods for delivery of Stock Order Forms are described above.

Q.	How may I pay for the shares?

A.	Payment for shares can be remitted in two ways:

(1)

By personal check, bank check or money order, payable to Affinity Bancshares, Inc. These will be deposited upon receipt. We cannot accept wires or third party checks. Newton Federal Bank line of credit checks may not be remitted for this purchase. Please do not mail cash!

(2)

By authorized deposit account withdrawal of funds from your Newton Federal Bank deposit account(s). The Stock Order Form section titled “Method of Payment — Deposit Account Withdrawal” allows you to list the account number(s) and amount(s) to be withdrawn. Funds designated for direct withdrawal must be in the account(s) at the time the Stock Order Form is received. You may not authorize direct withdrawal from accounts with check-writing privileges. Please submit a check instead. If you request direct withdrawal from such accounts, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s). Also, IRA or other retirement accounts held at Newton Federal Bank may not be listed for direct withdrawal. See information on retirement accounts below.

Q.	Will I earn interest on my funds?

A.

Yes. If you pay by personal check, bank check or money order, you will earn interest at 0.20% per annum from the date your payment is processed until the completion of the conversion and offering. At that time, you will be issued a check for interest earned on these funds. If you pay for shares by authorizing a direct withdrawal from your Newton Federal Bank deposit account(s), your funds will continue earning interest within the account, at the contractual rate. The interest will remain in your account(s) when the designated withdrawal is made, upon completion of the conversion and offering.

Q.	How many shares may I subscribe for?

A.

Yes. The minimum order is 25 shares ($250). The maximum number of shares that may be purchased by a person, entity or group of persons through a single account is 30,000 shares ($300,000). Additionally, no person or entity, together with any associate or group of persons acting in concert, may purchase more than 40,000 shares ($400,000) in all categories of the offering combined.

More detail on purchase limits, including the definition of “associate” and “acting in concert” can be found in the Prospectus section entitled “The Conversion and Offering — Additional Limitations on Common Stock Purchases.”

Q.	May I use my Newton Federal individual retirement account (“IRA”) to purchase shares?

A.

You may use funds currently held in retirement accounts with Newton Federal Bank. However, before you place your stock order, the funds you wish to use must be transferred to a self-directed retirement account maintained by an independent trustee or custodian, such as a brokerage firm. If you are interested in using IRA or any other retirement funds held at Newton Federal Bank or elsewhere, please call our Stock Information Center as soon as possible for guidance, but preferably at least two weeks before the [expiration date] offering deadline. Your ability to use such funds for this purchase may depend on time constraints, because this type of purchase requires additional processing time, and may be subject to limitations imposed by the institution where the funds are held.

Q.	Can I subscribe for shares and add someone who is not on my account to my stock registration?

A.	No.

Q.	May I use a loan from Newton Federal Bank to pay for shares?

A.

No. Newton Federal Bank, by regulation, may not extend a loan for the purchase of Affinity Bancshares common stock during the offering. Similarly, you may not use existing Newton Federal Bank line of credit checks to purchase stock during the offering.

Q.	May I change my mind after I place an order to subscribe for stock?

A.

No. After receipt, your executed Stock Order Form cannot be modified or revoked without our consent, unless the offering is terminated or is extended beyond [expiration date], or the number of shares of common stock to be sold is increased to more than 3,703,000 shares or decreased to less than 2,380,000 shares.

Q.	Are directors and executive officers of Newton Federal planning to purchase stock?

A.	Yes! Directors and executive officers, together with their associates, are expected to subscribe for an aggregate of shares ($ million).

Q.	Will the stock be insured?

A.	No. Like any common stock, Affinity Bancshares’s common stock will not be insured.
Q.	Will dividends be paid on the stock?

A.

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. We cannot assure you that we will pay dividends in the future, or, if dividends are paid, that any such dividends will not be reduced or eliminated in the future.

Q.	How will Affinity Bancshares shares trade?

A.

Upon completion of the conversion and offering, Affinity Bancshares shares will replace the existing shares of Community First Bancshares and will trade on the Nasdaq Capital Market under the symbol “AFBI.” Once the shares have begun trading, you may contact a brokerage or other firm offering investment services in order to buy or sell Affinity Bancshares shares in the future.

Q.	If I purchase shares during the Subscription Offering, when will I receive my shares?

A.

All shares of Affinity Bancshares common stock sold in the Subscription Offering will be issued in book-entry form on the books of our transfer agent, through the Direct Registration System. Paper stock certificates will not be issued. As soon as practicable after completion of the stock offering, our transfer agent will send, by first class mail, a statement reflecting your stock ownership.

THE SHARE EXCHANGE

Q.	What is the share exchange?

A.

The outstanding shares of Community First Bancshares common stock held by public stockholders at the completion date of the conversion and stock offering will be exchanged for newly issued shares of Affinity Bancshares common stock. The number of shares of Affinity Bancshares common stock to be received by Community First Bancshares public stockholders will depend on the number of shares sold in the offering. Although the shares of Affinity Bancshares common stock will have begun trading, brokerage firms may require that you have received your stock ownership statement prior to selling your shares.

Your ability to sell the shares of common stock prior to your receipt of this statement will depend on arrangements you may make with a brokerage firm.

WHERE TO GET MORE INFORMATION

Q.	How can I get more information?

A.

For more information, refer to the enclosed Prospectus or call our Stock Information Center at 1-(xxx) xxx-xxxx, from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday. The Stock Information Center is not open on bank holidays.

This brochure is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

PLEASE VOTE

THE ENCLOSED PROXY CARD!

If you have not yet voted the Proxy Card(s) we recently mailed to you in a large white package,

please vote the enclosed replacement Proxy Card.

You may vote by mail using the enclosed envelope, or by following the telephone or Internet voting instructions on the Proxy Card.

PLEASE JOIN YOUR BOARD OF DIRECTORS IN VOTING

“FOR” THE PLAN OF CONVERSION AND REORGANIZATION.

NOT VOTING HAS THE SAME EFFECT AS VOTING

“AGAINST” THE PROPOSAL.

VOTING DOES NOT OBLIGATE YOU TO PURCHASE

COMMON STOCK DURING THE OFFERING.

THE PLAN OF CONVERSION AND REORGANIZATION WILL

NOT RESULT IN CHANGES TO BANK STAFF, MANAGEMENT

OR YOUR DEPOSIT ACCOUNTS OR LOANS. DEPOSIT

ACCOUNTS WILL CONTINUE TO BE INSURED BY THE FDIC,

UP TO THE MAXIMUM LEGAL LIMITS.

If you receive more than one of these reminder mailings,

please vote each Proxy Card received. None are duplicates!

QUESTIONS?

Please call our Information Center at 1-(xxx) xxx-xxxx

from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except bank holidays.

PG1

HAVE YOU VOTED YET?

PLEASE VOTE THE ENCLOSED

PROXY CARD!

Our records indicate that you have not voted the Proxy Card(s)

we mailed to you.

IF YOU ARE UNSURE WHETHER YOU VOTED, PLEASE

VOTE THE ENCLOSED REPLACEMENT PROXY

CARD. YOUR VOTE WILL NOT BE COUNTED TWICE.

NOT VOTING HAS THE SAME EFFECT AS VOTING

AGAINST THE PLAN OF CONVERSION AND

REORGANIZATION.

Your Board of Directors urges you to vote “FOR” the proposals.

VOTING DOES NOT OBLIGATE YOU TO PURCHASE

SHARES OF COMMON STOCK DURING THE OFFERING,

NOR DOES IT AFFECT YOUR NEWTON FEDERAL BANK

DEPOSIT ACCOUNTS OR LOANS.

If you receive more than one of these reminder mailings,

please vote each Proxy Card received. None are duplicates!

QUESTIONS?

Please call our Information Center at 1-(xxx) xxx-xxxx

from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday,

except bank holidays.

PG2

YOUR VOTE IS IMPORTANT!

NOT VOTING HAS THE SAME EFFECT

AS VOTING AGAINST THE PLAN OF CONVERSION AND

REORGANIZATION (THE “PLAN”).

In order to implement the Plan, we must obtain the approval of our voting members.

Please disregard this notice if you have already voted.

If you are unsure whether you voted,

vote the enclosed replacement Proxy Card.

Your vote will not be counted twice!

If you receive more than one of these reminder mailings,

please vote each Proxy Card received. None are duplicates!

Please note: Implementing the Plan will not affect your deposit accounts or loans at Newton Federal Bank. Deposit accounts will continue to be insured by the FDIC up to the maximum legal limits. Voting does not require you to purchase common stock during the offering.

THANK YOU VERY MUCH!

QUESTIONS?

Please call our Information Center at 1-(xxx) xxx-xxxx

from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday,

except bank holidays.

PG3